Exhibit 12.1
	455 Sherman St., Suite 300 Denver, Colorado 80203 303-777-3737 303-777-3823 FAX www.dillanddill.com	Arthur H. Bosworth, II Christopher W. Carr* Daniel W. Carr John J. Coates Kevin M. Coates H. Alan Dill Robert A. Dill Thomas M. Dunn John A. Hutchings Stephen M. Lee Fay M. Matsukage**
October 20, 2015 Elio Motors, Inc. 2942 North 24th Street, Suite 114-700 Phoenix, Arizona 85016		Adam P. Stapen Jon Stonbraker Craig A. Stoner Frank W. Suyat Patrick D. Tooley *Also licensed in Washington **Also licensed in Nevada

Gentlemen:

We are acting as counsel to Elio Motors, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company’s Offering Statement on Form 1-A.  The Offering Statement covers 2,090,000 shares of the Company’s common stock, plus an additional 418,000 shares in the event of an over-subscription, for a total of 2,508,000 shares (the “Shares”).

In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Offering Statement, the form of Subscription Agreement and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

On the basis of such examination, we are of the opinion that:

1.	The Shares have been duly authorized by all necessary corporate action of the Company.

2.	When issued and sold by the Company against payment therefor pursuant to the terms of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of our name in the Offering Statement and we also consent to the filing of this opinion as an exhibit thereto.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dill Dill Carr Stonbraker & Hutchings, P.C.
DILL DILL CARR STONBRAKER & HUTCHINGS, P.C.